AGREEMENT AND PLAN OF MERGER

by and between

MERRILL LYNCH & CO., INC.

and

BANK OF AMERICA CORPORATION

_____________________

DATED AS OF SEPTEMBER 15, 2008

Page

ARTICLE I	THE MERGER	1

1.1	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of Stock	2
1.5	Stock Options and Other Stock-Based Awards; ESPP	3
1.6	Certificate of Incorporation and Bylaws of the Surviving Company	6
1.7	Directors and Officers	6
1.8	Tax Consequences	6

ARTICLE II	DELIVERY OF MERGER CONSIDERATION	6

2.1	Exchange Agent	6
2.2	Deposit of Merger Consideration	7
2.3	Delivery of Merger Consideration	7

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF COMPANY	10

3.1	Corporate Organization	10
3.2	Capitalization	11
3.3	Authority; No Violation	13
3.4	Consents and Approvals	14
3.5	Reports; Regulatory Matters	14
3.6	Financial Statements	16
3.7	Broker’s Fees	17
3.8	Absence of Certain Changes or Events	17
3.9	Legal Proceedings	19
3.10	Taxes and Tax Returns	19
3.11	Employee Matters	20
3.12	Compliance with Applicable Law	23
3.13	Certain Contracts	23
3.14	Risk Management Instruments	24
3.15	Investment Securities and Commodities	24
3.16	Property	24
3.17	Intellectual Property	25
3.18	Environmental Liability	26
3.19	Broker-Dealer and Investment Advisory Matters	27
3.20	Securitization Matters	29
3.21	State Takeover Laws	32
3.22	Interested Party Transactions	32
3.23	Reorganization	32
3.24	Opinion	32
3.25	Company Information	32

i

(continued)
Page

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT	32

4.1	Corporate Organization	33
4.2	Capitalization	33
4.3	Authority; No Violation	34
4.4	Consents and Approvals	35
4.5	Reports; Regulatory Matters	35
4.6	Financial Statements	37
4.7	Broker’s Fees	38
4.8	Absence of Certain Changes or Events	38
4.9	Legal Proceedings	38
4.10	Taxes and Tax Returns	38
4.11	Compliance with Applicable Law	39
4.12	Reorganization; Approvals	39
4.13	Opinion	39
4.14	Certain Contracts	39
4.15	Risk Management Instruments	39
4.16	Intellectual Property	40
4.17	Parent Information	40

ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	41

5.1	Conduct of Businesses Prior to the Effective Time	41
5.2	Company Forbearances	41
5.3	Parent Forbearances	44

ARTICLE VI	ADDITIONAL AGREEMENTS	44

6.1	Regulatory Matters	44
6.2	Access to Information	45
6.3	Stockholder Approval	46
6.4	NYSE Listing	46
6.5	Employee Matters	46
6.6	Indemnification; Directors’ and Officers’ Insurance	47
6.7	Additional Agreements	48
6.8	Advice of Changes	49
6.9	Exemption from Liability Under Section 16(b)	49
6.10	No Solicitation	49
6.11	Dividends	52
6.12	Redemption of Exchangeable Shares	52
6.13	Tax Matters	52

ARTICLE VII	CONDITIONS PRECEDENT	53

7.1	Conditions to Each Party’s Obligation to Effect the Merger	53
7.2	Conditions to Obligations of Parent	53

(continued)
Page

7.3	Conditions to Obligations of Company	54

ARTICLE VIII	TERMINATION AND AMENDMENT	55

8.1	Termination	55
8.2	Effect of Termination	56
8.3	Fees and Expenses	56
8.4	Amendment	56
8.5	Extension; Waiver	56

ARTICLE IX	GENERAL PROVISIONS	57

9.1	Closing	57
9.2	Standard	57
9.3	Nonsurvival of Representations, Warranties and Agreements	57
9.4	Notices	57
9.5	Interpretation	58
9.6	Counterparts	59
9.7	Entire Agreement	59
9.8	Governing Law; Jurisdiction	59
9.9	Publicity	59
9.10	Assignment; Third Party Beneficiaries	59

Exhibit A—Stock Option Agreement
Exhibit B—Amendment to Surviving Company Certificate of Incorporation

INDEX OF DEFINED TERMS
Section

1940 Act	3.19(h)(i)
Adjusted Option	1.5(a)
Adverse Development	3.20(h)
Advisers Act	3.19(h)(ii)
Agreement	Preamble
Alternative Proposal	6.10(a)
Alternative Transaction	6.10(a)
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.4
BHCA Application	3.4
Certificate	1.4(d)
Certificate Amendment	1.6
Certificate of Merger	1.2
CFTC	3.4
Change of Recommendation	6.10(d)
Change of Recommendation Notice	6.10(d)(iv)
Claim	6.6(a)
Client	3.19(h)(iii)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company Benefit Plans	3.11(a)
Company Bylaws	3.1(b)
Company Cap Plan	1.5(d)
Company Cap Units	1.5(d)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Common Stock	1.4(b)
Company Contract	3.13(a)
Company Deferred Equity Units	1.5(e)
Company Deferred Equity Unit Plans	1.5(e)
Company Disclosure Schedule	Art. III
Company ESPP	1.5(g)
Company IP	3.17(a)
Company Options	1.5(a)
Company Preferred Stock	3.2(a)
Company Regulatory Agreement	3.5(b)
Company Requisite Regulatory Approvals	7.3(d)
Company Restricted Shares	1.5(b)
Company RSUs	1.5(c)

Company SEC Reports	3.5(c)
Company Securitization Documents	3.20(h)
Company Securitization Interests	3.20(h)
Company Securitization Trust	3.20(h)
Company Sponsored Asset Securitization Transaction	3.20(f)
Company Stock Plans	1.5(a)
Confidentiality Agreement	6.2(b)
Convertible Note Agreement	4.2
Convertible Series	3.2(a)
Controlled Group Liability	3.11(g)
Copyrights	3.17(a)
Covered Employees	6.5(a)
Derivative Transactions	3.14(a)
DGCL	1.1(a)
DPC Common Shares	1.4(b)
Effective Time	1.2
Employees	5.2(c)
Environmental Laws	3.18
ERISA	3.11(a)
ERISA Affiliate	3.11(h)
Excess Shares	2.3(f)
Exchange Act	3.5(c)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(c)
FDIC	3.4
Federal Reserve Board	3.4
FERC	3.4
FINRA	3.4
Form S-4	3.4
FSA	3.4
Fund	3.19(h)(iv)
GAAP	3.1(c)
Governmental Entity	3.4
HSR Act	3.4
Indemnified Parties	6.6(a)
Insurance Amount	6.6(c)
Intellectual Property	3.17(a)
Investment Advisory Agreement	3.19(h)(v)
IRS	3.10(a)
Joint Proxy Statement	3.4
Leased Properties	3.16
Letter of Transmittal	2.3(a)
License Agreement	3.17(a)
Licensed Company IP	3.17(a)

v

Licensed Parent IP	4.16(a)
Liens	3.2(b)
Loans	3.20(d)
Material Adverse Effect	3.8(a)
Merger	Recitals
Merger Consideration	1.4(c)
Merger Sub	Recitals
Nonqualified Deferred Compensation Plan	3.11(c)
Non-Sponsored Fund	3.19(e)
NYSE	2.3(f)
Owned Company IP	3.17(a)
OTS	3.5(a)
Owned Parent IP	4.16(a)
Owned Properties	3.16
Permitted Encumbrances	3.16
Parent	Preamble
Parent Bylaws	4.1(a)
Parent Cap Unit	1.5(d)
Parent Capitalization Date	4.2
Parent Certificate	4.1(a)
Parent Common Stock	1.4(c)
Parent Contract	4.14(a)
Parent Deferred Equity Unit	1.5(e)
Parent Disclosure Schedule	Art. IV
Parent IP	4.16(a)
Parent Preferred Stock	4.2
Parent Regulatory Agreement	4.5(b)
Parent Requisite Regulatory Approvals	7.2(d)
Parent Restricted Share	1.5(b)
Parent RSU	1.5(c)
Parent SEC Reports	4.5(c)
Parent Stock Plans	4.2
Patents	3.17(a)
Real Property	3.16
Regulatory Agencies	3.5(a)
Regulatory Approvals	3.4
Retained Interest	3.20(h)
Sarbanes-Oxley Act	3.5(c)
SBA	3.4
SEC	3.4
Securities Act	3.2(a)
Servicer Default	3.20(h)
Servicer Default or Termination	3.20(g)
Software	3.17(a)
Specified Series	3.2(a)
SRO	3.4

Stock Option Agreement	Recitals
Subsidiary	3.1(c)
Superior Proposal	6.10(d)
Surviving Company	Recitals
Takeover Statutes	3.21
Tax(es)	3.10(b)
Tax Return	3.10(c)
Trademarks	3.17(a)
Trade Secrets	3.17(a)
Trust Account Common Shares	1.4(b)
Voting Debt	3.2(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2008 (this “Agreement”), by and between Merrill Lynch & Co., Inc., a Delaware corporation (“Company”), and Bank of America Corporation, a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, promptly following the execution of this Agreement, Parent shall form a new wholly owned subsidiary (“Merger Sub”) as a Delaware corporation, and Parent shall cause Merger Sub to, and Merger Sub shall, sign a joinder agreement to this Agreement and be bound hereunder;

WHEREAS, the Boards of Directors of Company, Parent and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Company (the “Merger”), with Company as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, for federal income Tax purposes, it is the intent of the parties hereto that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement and condition to the entrance of Bank of America into this Agreement, Company is granting to Bank of America an option pursuant to a stock option agreement in the form set forth in Exhibit A (the “Stock Option Agreement”); and

 WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  (a)  Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Company.  Company shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Delaware.  As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

(b) Parent may at any time change the method of effecting the combination (including by providing for the merger of Company and a wholly-owned subsidiary of Parent other than Merger Sub) if and to the extent requested by Parent; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Company’s stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time.  The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on the Closing Date.  The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.4 Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:

(a) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.33 1/3 per share, of the Surviving Company.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) All shares of common stock, par value $1.33 1/3 per share, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) that are owned by Company or Parent (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Parent in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.  All shares of Company Common Stock held by any wholly-owned subsidiary of Company or Parent shall be converted into such number of shares of stock of the Surviving Company such that each such subsidiary owns the same percentage of the outstanding common stock of the Surviving Company immediately following the Effective Time as such subsidiary owned in Company immediately prior to the Effective Time.

(c) Subject to Section 1.4(f), each share of Company Common Stock, except for shares of Company Common Stock owned by Company or Parent (other than Trust Account Common Shares and DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.8595 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Merger Consideration”).

(d) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(e)  (i) Each share of the Specified Series (as hereinafter defined) of Company Preferred Stock outstanding immediately prior to the Effective Time shall automatically be converted into a share of preferred stock of Parent having rights, privileges, powers and preferences substantially identical to those of the relevant Specified Series.  (ii) Each share of the Convertible Series (as hereinafter defined) of Company Preferred Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall have the rights, privileges, powers and preferences as set forth in the Surviving Company’s certificate of incorporation, as amended as provided in Section 1.6.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

1.5 Stock Options and Other Stock-Based Awards; ESPP.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Long-Term Incentive Compensation Plan for Managers and Producers, as amended through October 22, 2007, the Long-Term Incentive Compensation Plan, as amended through October 22, 2007, the Employee Stock Compensation Plan, as amended through October 22, 2007, the Equity Capital Accumulation Plan, the Deferred Restricted Unit Plan for Executive Officers, the First Republic Employee Stock Option Plan, as amended and restated, the First Republic 1998 Stock Option Plan, as amended and restated, and the Deferred Stock Unit Plan for Non-Employee Directors (collectively, the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time (collectively, the “Company Options”) shall be converted into an option (an “Adjusted Option”) to purchase, the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, and otherwise on the same terms and conditions (including applicable vesting requirements and any accelerated vesting thereof) as applied to each such Company Option immediately prior to the Effective Time provided, that, in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(b) As of the Effective Time, each restricted share of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted share with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the Company Restricted Share immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a “Parent Restricted Share”), and otherwise on the same terms and conditions (including applicable vesting requirements and any accelerated vesting thereof) as applied to each such Company Restricted Share immediately prior to the Effective Time.

(c) As of the Effective Time, each restricted share unit with respect to shares of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted share unit with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a “Parent RSU”), and otherwise on the same terms and conditions (including applicable vesting requirements, any accelerated vesting thereof and deferral provisions) as applied to each such Company RSU immediately prior to the Effective Time.  The obligations in respect of the Parent RSUs shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Parent RSUs.

(d) As of the Effective Time, each share unit with respect to shares of Company Common Stock granted under the Financial Advisor Capital Accumulation Award Plan, as amended through October 22, 2007 (the “Company Cap Plan”) that is outstanding immediately prior to the Effective Time (collectively, the “Company Cap Units”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share unit with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the Company Cap Unit immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a “Parent Cap Unit”), and otherwise on the same terms and conditions (including applicable vesting requirements, accelerated vesting thereof and deferral provisions) as applied to such Company Cap Units immediately prior to the Effective Time.  The obligations in respect of the Parent Cap Units shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Parent Cap Units.

(e) As of the Effective Time, all amounts denominated in Company Common Stock and held in participant accounts (other than Company RSUs and Company Cap Units) (collectively, the “Company Deferred Equity Units”) either pursuant to (i) the Company Stock Plans or (ii) any nonqualified deferred compensation program or any individual deferred compensation agreements (the “Company Deferred Equity Unit Plans”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into deferred equity units with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock in which such Company Deferred Equity Units are denominated immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a “Parent Deferred Equity Unit”), and otherwise on the same terms and conditions (including applicable vesting requirements, accelerated vesting thereof and deferral provisions) as applied to such Company Deferred Equity Units immediately prior to the Effective Time.  The obligations in respect of the Parent Deferred Equity Units shall be payable or distributable in accordance with the terms of the Company Stock Plan or Company Deferred Equity Unit Plan relating to such Parent Deferred Equity Units.

(f) As of the Effective Time, Parent shall assume the obligations and succeed to the rights of Company under the Company Stock Plans, the Company Cap Plan and the Company Deferred Equity Unit Plans with respect to the Company Options (as converted into Adjusted Options), the Company Restricted Shares (as converted into Parent Restricted Shares), the Company RSUs (as converted into Parent RSUs), the Company Deferred Equity Units (as converted into Parent Deferred Equity Units) and the Company Cap Units (as converted into Parent Cap Units).  Company and Parent agree that prior to the Effective Time each of the Company Stock Plans, the Company Cap Plan and the Company Deferred Equity Unit Plans shall be amended (i) to reflect the transactions contemplated by this Agreement, including the conversion of the Company Options, Company Restricted Shares, Company RSUs, Company Cap Units and Company Deferred Equity Units pursuant to paragraphs (a), (b), (c), (d) and (e) above and the substitution of Parent for Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plans, the Company Cap Plan and the Company Deferred Equity Unit Plans by Parent, (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the Effective Time, and (iii) to the extent requested by Parent and subject to compliance with applicable law and the terms of the plan, to terminate any or all Company Stock Plans, the Company Cap Plan and the Company Deferred Equity Unit Plans effective immediately prior to the Effective Time (other than with respect to outstanding awards thereunder).  From and after the Effective Time, all references to Company (other than any references relating to a “Change in Control” of Company) in each Company Stock Plan, the Company Cap Plan and each Company Deferred Equity Unit Plan and in each agreement evidencing any award of Company Options, Company Restricted Shares, Company RSUs, Company Cap Units or Company Deferred Equity Units shall be deemed to refer to Parent, unless Parent in good faith determines otherwise.

(g) Company shall, prior to the Effective Time, take all actions necessary to terminate the 1986 Employee Stock Purchase Plan (the “Company ESPP”) effective as of the Effective Time and all outstanding rights thereunder at the Effective Time.  The offering period in effect as of immediately prior to the Effective Time shall end and each participant in the Company ESPP will be credited with the number of share(s) of Company Common Stock purchased for his or her account(s) under the Company ESPP in respect of the applicable offering period in accordance with the terms of the Company ESPP.

(h) Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and take all other actions necessary to effectuate the provisions of this Section 1.5 and to ensure that, notwithstanding anything to the contrary, following the Effective Time, no service provider of the Company and its Subsidiaries shall have any right to acquire any securities of the Company, the Surviving Company or any Subsidiary thereof or to receive any payment, right or benefit with respect to any award previously granted under the Company Stock Plans (whether hereunder, under any Company Stock Plan or individual award agreement or otherwise) except the right to receive an Adjusted Option, Parent RSU, Parent Restricted Share, Parent Cap Unit or Parent Deferred Equity Unit or a payment, right or benefit with respect thereto as provided in this Section 1.5.

1.6 Certificate of Incorporation and Bylaws of the Surviving Company.  At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time (as amended effective immediately prior to the Effective Time to give effect to the modifications set forth on Exhibit B hereto (such modifications the “Certificate Amendment”)) shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with applicable law.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers.  The directors of Company and its Subsidiaries immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time.  The directors, if any, and officers of Merger Sub shall, from and after the Effective Time, become the directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Company. At the Effective Time, the number of directors constituting the whole board of directors of Parent shall be increased by three (3) and the board of directors of Parent shall consist of (a) those directors of Parent who are serving thereon immediately prior to the Effective Time, and (b) three (3) directors as mutually agreed to by Parent and Company from among those individuals serving as directors of Company immediately prior to the Effective Time.

1.8 Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company Subsidiary of Parent or another bank or trust company reasonably acceptable to

Company, or Parent’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Deposit of Merger Consideration.  At or prior to the Effective Time, Parent shall (i) authorize the Exchange Agent to issue an aggregate number of shares of Parent Common Stock equal to the aggregate Merger Consideration, and (ii) deposit, or cause to be deposited with, the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (the “Exchange Fund”).

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates.  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the fractional shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  In lieu of the issuance of any such fractional share, each former stockholder of Company who otherwise would be entitled to receive such fractional share shall be paid an amount in cash (rounded to the nearest cent) equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock that would otherwise have been issued pursuant to this Article II.  As soon as practicable following the Closing Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of shares of Company Common Stock (such excess, the “Excess Shares”), and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange (the “NYSE”).  The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable.  All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares shall reduce, but not below zero, the amount of cash paid to former stockholders of Company in respect of fractional shares.  The Exchange Agent shall determine the portion of the proceeds of such sale to which each former holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the proceeds of such sale by a fraction the numerator of which is the amount of fractional share interests to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.  Until the proceeds of such sale have been distributed to the former holders of shares of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders.  As soon as practicable after the determination of the amount of cash to be paid to such former holders of shares of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders of shares of Company Common Stock.

(g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company as of the first anniversary of the Effective Time may be paid to Parent.  In such event, any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Company and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by Company to Parent prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Company’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on Company), Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) True, complete and correct copies of the Restated Certificate of Incorporation of Company (the “Company Certificate”), and the Amended and Restated Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(c) Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  As used in this

Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, with respect to which such party owns, directly or indirectly, 50 percent or more of the equity interests or such party has the power to elect 50 percent or more of the directors or equivalent governing persons.

(d) The minute books of Company previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2007 of its stockholders and Board of Directors and the audit committee of its Board of Directors.

3.2 Capitalization.  (a)  The authorized capital stock of Company consists of 3,000,000,000 shares of common stock, par value $1.33 ⅓  per share, of which, as of August 29, 2008 (the “Company Capitalization Date”), 1,529,754,261 shares were issued and outstanding, and 25,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which, as of the Company Capitalization Date, (i) 50,000 shares are designated as “Floating Rate Non-Cumulative Preferred Stock, Series 1”, 21,000 of which were outstanding, (ii) 50,000 shares are designated as “Floating Rate Non-Cumulative Preferred Stock, Series 2”, 37,000 of which were outstanding, (iii) 43,333 shares are designated as “6.375% Non-Cumulative Preferred Stock, Series 3”, 27,000 of which were outstanding, (iv) 23,333 shares are designated as “Floating Rate Non-Cumulative Preferred Stock, Series 4”, 20,000 of which were outstanding; (v) 50,000 shares of Preferred Stock are designated as “Floating Rate Non-Cumulative Preferred Stock, Series 5”, 50,000 of which were outstanding, (vi) 65,000 shares are designated as “6.70% Non-Cumulative Perpetual Preferred Stock, Series 6”, 65,000 of which were outstanding, (vii) 50,000 shares are designated as “6.25% Non-Cumulative Perpetual Preferred Stock, Series 7”, 50,000 of which were outstanding, (viii) 97,750 shares are designated as “8.625% Non-Cumulative Preferred Stock, Series 8”, 89,100 of which were outstanding (clauses (i) through (viii) collectively, the “Specified Series”), (ix) 66,000 shares are designated as “9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 1”, none of which were outstanding, (x) 12,000 shares are designated as “9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 2”, 12,000 of which were outstanding and (xi) 5,000 shares are designated as “9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 3”, 5,000 of which were outstanding (clauses (x) and (xi) collectively, the “Convertible Series”).  As of the Company Capitalization Date, the Company held 432,087,182 shares of Company Common Stock in its treasury.  As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for (i) 214,909,111 shares of Company Common Stock reserved for issuance in connection with existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans and 83,849,895 shares of Company Common Stock reserved for issuance in connection with future awards that have not yet been made under employee benefit, stock option and dividend reinvestment and stock purchase plans, (ii) 1,778,120 shares of Company Common Stock reserved for issuance in connection with Exchangeable Shares issued by Merrill Lynch & Co. Canada Ltd, (iii) 31,788,990 shares of Company Common Stock reserved for issuance upon the conversion of the Company’s zero-coupon contingent convertible debt (Liquid Yield Option Notes), and (iv) an aggregate of 58,585,859 shares of Company Common Stock reserved for issuance upon conversion of the series of Company Preferred Stock listed in clauses (ix), (x) and (xi) of the first sentence of this paragraph.  As of the date of this

Agreement, 304,421,097 shares of Company Common Stock were reserved for issuance pursuant to the Stock Option Agreement.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding.  As of the date of this Agreement, except pursuant to this Agreement, and other than as set forth in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company.  As of the date of this Agreement, except pursuant to this Agreement, and other than as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no contractual obligations of Company or any of its Subsidiaries (I) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (II) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Within five business days following the date hereof, Company shall have provided Parent with a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option and settlement of each Company RSU, Company Cap Unit and Company Deferred Equity Unit granted under the Company Stock Plans, Company Cap Plan or Company Deferred Equity Unit Plans that were outstanding as of the Company Capitalization Date and the weighted average exercise price for the Company Options.  Other than the Company Options, Company Restricted Shares, Company RSUs, Company Cap Units and Company Deferred Equity Units that are outstanding as of the Company Capitalization Date, no other equity-based awards are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not (i) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Options or settlement of the Company RSUs, Company Cap Units or Company Deferred Equity Units granted under the Company Stock Plans, Company Cap Plan or Company Deferred Equity Unit Plans that were outstanding on the Company Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards under any of the Company Stock Plans.

(c) Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.  (a)  Company has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including the Certificate Amendment) have been duly, validly and unanimously approved by the Board of Directors of Company.  Such unanimous approval by the Board of Directors is sufficient to render inapplicable the provisions of Section 3 of Article VII of the Company Certificate.  The Board of Directors of Company has determined unanimously that this Agreement is advisable and in the best interests of Company and its stockholders and has directed that this Agreement be submitted to Company’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Company are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitute the valid and binding obligations of Company, enforceable against Company in accordance with their terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement or the Stock Option Agreement by Company nor the consummation by Company of the transactions contemplated hereby or thereby, nor compliance by Company with any of the terms or provisions of this Agreement or the Stock Option Agreement, will (i) violate any provision of the Company Certificate or Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, Company Securitization Document, agreement, bylaw or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals.  Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), NYSE, non-U.S. and state securities authorities, the Financial Industry Regulatory Authority (“FINRA”), the Commodities and Futures Trading Commission (“CFTC”), the Federal Energy Regulatory Commission (“FERC”), applicable securities, commodities and futures exchanges, the United Kingdom Financial Services Authority (“FSA”), and other industry self-regulatory organizations (“SRO”), (ii) the filing of an application (the “BHCA Application”) with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under Section 4 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and approval of such application, (iii) the filing of any required applications with the Federal Deposit Insurance Corporation (the “FDIC”), the Utah Department of Financial Institutions, the New York State Banking Division and any other non-U.S., federal or state banking, consumer finance, mortgage banking, insurance or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clauses (i) and (ii), the “Regulatory Approvals”), (iv) the filing with the SEC of a Proxy Statement in definitive form relating to the respective meetings of Company’s and Parent’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) any notices to or filings with the Small Business Administration (the “SBA”), (vii) any notices or filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the antitrust laws and regulations of any non-U.S. jurisdiction and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement or the Stock Option Agreement.

3.5 Reports; Regulatory Matters.

(a) Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 with (i) FINRA, (ii) the SEC, (iii) the Office of Thrift Supervision (the “OTS”), (iv) the FDIC, (v) the NYSE, (vi) any state consumer finance, mortgage banking or insurance regulatory authority or agency, (vii) any non-U.S. regulatory authority and (viii) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any non-U.S. entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Company and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2006 or has pending any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries.  Since January 1, 2006, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries.  There is no unresolved, or, to Company’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries.  Since January 1, 2006, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Company’s ordinary course of business).

(b) Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2006 a recipient of any supervisory letter from, or since January 1, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or to Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.  The Company and each of its subsidiaries are currently in compliance with all applicable laws and regulations relating to capital adequacy and, to the knowledge of Company, there has not been any event or occurrence since January 1, 2006 that would result in a determination that Merrill Lynch Bank & Trust Co., FSB or Merrill Lynch Bank USA is not “well capitalized” as a matter of applicable banking law.

(c) Company has previously made available to Parent an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2006 (the “Company SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Company to its stockholders since January 1, 2006 and prior to the date of this Agreement.  No such Company SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  Each current Subsidiary of Company that has filed since January 1, 2006 a Form S-3 registration statement with the SEC meets the requirements for the use of Form S-3, and no event has occurred that would reasonably be expected to result in Form S-3 eligibility requirements no longer being satisfied by any such Subsidiary.  No executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6 Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Company nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2008 (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 27, 2008 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c).  Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.  These disclosures were made in writing by management to Company’s auditors and audit committee, a copy of which has previously been made available to Parent.  As of the date hereof, there is no reason to believe that Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 28, 2007, (i) neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company.

3.7 Broker’s Fees.  Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than as set forth in Section 3.7 of the Company Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Parent.

3.8 Absence of Certain Changes or Events.  (a)  Since June 27, 2008, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or Company, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to clause (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such party and its Subsidiaries operate, (B) changes, after the date hereof, in laws, rules, regulations or the interpretation of laws, rules or regulations by Governmental Authorities of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, (D) changes in global, national or regional political conditions (including acts of terrorism or war) or general business, economic or market conditions, including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes in the United States or foreign securities markets, in each case generally affecting the industries in which such party or its Subsidiaries operate and including changes to any previously correctly applied asset marks resulting therefrom, (E) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, including acts of competitors or losses of employees to the extent resulting therefrom, (F) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof or (G) changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes, except, with respect to clauses (A), (B) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) Since June 27, 2008 through and including the date of this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Since June 27, 2008 through and including the date of this Agreement, neither Company nor any of its Subsidiaries has (i) except for (A) normal increases for or payments to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Executive Officers”)) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or contractual obligations existing as of the date hereof, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any Executive Officer or other employee or director from the amount thereof in effect as of June 27, 2008, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the Company Disclosure Schedule, as in effect as of the date hereof ), or paid any cash bonus in excess of $1,000,000 other than the customary year-end bonuses in amounts consistent with past practice and other than the monthly incentive payments made to financial advisors under current Company programs, (ii) granted any options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock, or any right to payment based on the value of Company’s capital stock, to any Executive Officer or other employee or director other than grants to employees (other than Executive Officers) made in the ordinary course of business consistent with past practice under the Company Stock Plans or grants relating to shares of Company Common Stock with an aggregate value for all such grants of less than $1 million for any individual, (iii) changed any financial accounting methods, principles or practices of Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance, or (v) except for publicly disclosed ordinary dividends on the Company Common Stock or Company Preferred Stock and except for distributions by wholly-owned Subsidiaries of Company to Company or another wholly-owned Subsidiary of Company, made or declared any distribution in cash or kind to its stockholder or repurchased any shares of its capital stock or other equity interests.

3.9 Legal Proceedings.  (a)  Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or to which any of their assets are subject.

(b) There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated savings and loan holding companies or their Subsidiaries) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).

3.10 Taxes and Tax Returns.

(a) Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP.  The federal, state and local income Tax Returns of Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority for all years to and including 2001, and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP.  There are no material disputes pending, or written claims asserted, for Taxes or assessments upon Company or any of its Subsidiaries for which Company does not have reserves that are adequate under GAAP.  Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries).  Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.  Neither Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries has

participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) subsequent to such transaction becoming listed.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any of its Subsidiaries.

(d) Without regard to this Agreement or the Stock Option Agreement, Company has not undergone any “ownership change” within the meaning of Section 382 of the Code and, other than as a result of an acquisition by Company or any of its Subsidiaries, the availability of any net operating loss and other carryovers available to Company or its Subsidiaries has not been affected by Sections 382, 383 or 384 of the Code or by the SRLY limitations of Treasury Regulation Sections 1.1502-21, 1.1502-21T or 1.1502-22.

(e) Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid over under applicable laws.

3.11 Employee Matters.

(a) Section 3.11 of the Company Disclosure Schedule (which shall be delivered by Company to Parent within five business days following the date hereof), sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each material employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Company or any of its Subsidiaries entered into, maintained or contributed to by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, or with respect to which Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Company or any of its Subsidiaries or to any beneficiary or dependent thereof (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company Benefit Plans has been operated and administered in all material respects with applicable law, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and, to the knowledge of the Company, there is not any reason why any such determination letter should be revoked; (iii) with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then current value of assets of such Company Benefit Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of Company or its applicable Subsidiary previously filed with the SEC; (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law or (2) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA); (v) no Controlled Group Liability has been incurred by the Company, a Company Subsidiary or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company, a Company Subsidiary or any of their respective ERISA Affiliates of incurring any such liability; (vi) neither the Company nor any Company Subsidiary contributes on behalf of employees of the Company or any Company Subsidiary to a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all contributions or other amounts payable by the Company or a Company Subsidiary with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles; (viii) neither the Company nor a Company Subsidiary has engaged in a transaction in connection with which the Company or a Company Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any Company Subsidiary.

(c) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2006, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed and final Treasury Regulations issued thereunder and (2) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Options have been granted in compliance with the terms of the applicable Company Benefit Plans, with applicable law, and with the applicable provisions of the Company Certificate and Company Bylaws as in effect at the applicable time, and all such Company Options are accurately disclosed as required under applicable law in the Company SEC Reports, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded).

(e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Company or any of its Subsidiaries or to such individuals in the aggregate, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any material limitation on the right of Company or any of its Subsidiaries to amend, merge or, terminate any Company Benefit Plan or related trust.  No Company Benefit Plan provides for the reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

(f) No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its subsidiaries.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(g) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code.

(h) “ERISA Affiliate” means any entity if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C) or Code Sections 414(b) or (c) or a Member of an affiliated service group for purposes of Code Section 414(m).

3.12 Compliance with Applicable Law.  (a)  Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, law, rule, regulation or legal requirement applicable to Company or any of its Subsidiaries.

(b) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law.  None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.13 Certain Contracts.  (a)  Neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof, (ii) that contains a non-compete or client or customer non-solicit requirement or other provision that materially restricts the conduct of, or the manner of conducting, any line of business material to the Company and its Subsidiaries, taken as a whole, or, to the knowledge of Company, upon consummation of the Merger could materially restrict the ability of Parent, the Surviving Company or any of their respective Subsidiaries to engage in any material line of business, (iii) that obligates Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis, in any case of the preceding which is material, (iv) with or to a labor union or guild (including any collective bargaining agreement).  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to as an “Company Contract”.

(b) (i) Each Company Contract is valid and binding on Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) Company and each of its Subsidiaries and, to Company’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries or, to Company’s knowledge, any other party thereto under any such Company Contract.  There are no disputes pending or, to Company’s knowledge, threatened with respect to any Company Contract.

3.14 Risk Management Instruments.  (a)  “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Option.

(b) All Derivative Transactions, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are valid and binding obligations of Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect.  Company and its Subsidiaries and, to Company’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15 Investment Securities and Commodities.  (a)  Except as would not reasonably be expected to have a Material Adverse Effect on Company, each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries.  Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

(b) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures which Company believes are prudent and reasonable in the context of such businesses.

3.16 Property.  Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor.  The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted.  There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Real Property.  Company and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.  Company and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances.

3.17 Intellectual Property.

(a) Definitions.  For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Company IP” means all Intellectual Property owned, used, held for use or exploited by Company or any of its Subsidiaries.

 “Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names and other indications of origin, and the goodwill associated with any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, provisional patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, “Patents”), and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); (iv) all works of authorship (whether copyrightable or not), copyrights and proprietary rights in copyrighted works including writings, other works of authorship, and databases (or other collections of information, data, works or other materials) (collectively, “Copyrights”); (v) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation (collectively, “Software”); (vi) designs and industrial designs; (vii) Internet domain names; (viii) rights of publicity and other rights to use the names and likeness of individuals; (ix) moral rights; and (x) claims, causes of action and defenses relating to the past, present and future enforcement of any of the foregoing; in each case of (i) to (ix) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“License Agreement” means any legally binding contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, non assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a third party that Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

 “Owned Company IP” means the Intellectual Property that is owned by Company or any of its Subsidiaries.

(b) Company and its Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Company IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting Company’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Company IP.

(c) The Owned Company IP and Licensed Company IP constitute all the Intellectual Property necessary and sufficient to conduct the businesses of Company and its Subsidiaries as they are currently conducted, as they have been conducted since December 28, 2007.

(d) The Owned Company IP and, to the knowledge of Company, Licensed Company IP, are valid, subsisting and enforceable.

(e) Neither Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party.

(f) No Owned Company IP or Licensed Company IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.  To the knowledge of Company, no third party has infringed, misappropriated or otherwise violated any Owned Company IP.

3.18 Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature, whether relating to the Real Property or otherwise, seeking to impose, or that are reasonably likely to result in, any liability or obligation of Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation, ordinance, or other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws (“Environmental Laws”), pending or threatened against Company or any of its Subsidiaries.  To the knowledge of Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, cause of action, notice, investigation, or remediation activities that would result in any such liability or obligation of Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.  Company, its Subsidiaries, and the activities, operations and conditions on the Real Property have complied with all applicable Environmental Laws.

3.19 Broker-Dealer, Fund and Investment Advisory Matters.

(a) Each of Company and its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (i) a broker-dealer, investment adviser, futures commission merchant, commodity trading advisor or commodity pool operator or (ii) a registered principal, registered representative, investment adviser representative, insurance agent, salesperson, or in any other capacity, with the SEC or any securities or insurance commission or other Governmental Entity are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law.  Each of Company and its Subsidiaries and each of their respective officers and employees are in compliance with all applicable federal, state and foreign laws requiring any such registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified. There is no action, suit, proceeding or investigation pending or, to the knowledge of Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registration, license or qualification.

(b) With respect to Company and each Subsidiary that serves in a capacity described in Section 9(a) or 9(b) of the 1940 Act with respect to a Fund, (i) such person is not (taking into account any applicable exemption) ineligible under such Section 9(a) or 9(b) to serve in such capacity, (ii) no “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of such person is (taking into account any applicable exemption) ineligible under such Section 9(b) to serve as an “affiliated person” of such person and (iii) there is no proceeding or investigation pending and served on Company or any Company Subsidiary or, to Company’s knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility of such person to serve in such capacity under such Section 9(a) or 9(b) or (B) the ineligibility under such Section 9(b) of such “affiliated person” to serve as an “affiliated person” of such person.

(c) With respect to Company and each Subsidiary that acts as an investment adviser within the meaning of the Advisers Act, (i) such person is not (taking into account any applicable exemption) ineligible pursuant to Section 203(e) of the Advisers Act to act as an investment adviser, (ii) no “person associated” (as defined in Section 202(a)(17) of the Advisers Act) with such person is (taking into account any applicable exemption) ineligible under Section 203(f) of the Advisers Act to serve as a “person associated” with an investment adviser and (iii) there is no proceeding or investigation pending and served on Company or any Company Subsidiary or, to Company’s knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility under such Section 203(e) of such person to act as an investment adviser or (B) the ineligibility under such Section 203(f) of such “person associated” with such person to serve as a “person associated” with an investment adviser.

(d) With respect to Company and each Subsidiary that acts as a broker or dealer within the meaning of the Exchange Act, (i) such person is not (taking into account any applicable exemption) ineligible pursuant to Section 15(b)(4) of the Exchange Act to act as a broker or dealer, (ii) no “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with such person is (taking into account any applicable exemption) ineligible under Section 15(b)(6) of the Exchange Act to serve as a “person associated” with a broker or dealer and (iii) there is no proceeding or investigation pending and served on Company or any Subsidiary or, to Company’s knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility under such Section 15(b)(4) of such person to act as a broker or dealer or (B) the ineligibility under such Section 15(b)(6) of such “person associated” with such person to serve as a “person associated” with a broker or dealer.

(e) Each Fund sponsored by Company or any Subsidiary and, to Company’s knowledge, each other Fund (“Non-Sponsored Fund”) has filed all registrations, reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other filings required to be filed by it with any Governmental Entity (other than Tax Returns), including all amendments or supplements to any of the above for the past two years, in each case to the extent related to its business.  Each Fund sponsored by Company or any Subsidiary and, to Company’s knowledge, each Non-Sponsored Fund, holds all legally required licenses, registrations, franchises, permits and authorizations and are in compliance with, and are not in violation of, under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity of competent jurisdiction, and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above.

(f) Each of Company and its Subsidiaries, and, to Company’s knowledge, its solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in compliance with all applicable laws governing sales processes and practices and in compliance with all advisory or other agreements under which such products and securities are sold or under which such investment management, investment advisory and sub-advisory services are provided. Company and each Subsidiary has at all times since January 1, 2003 rendered investment advisory services to Clients and Funds sponsored by Company or any Subsidiary and, to Company’s knowledge, Non-Sponsored Funds, with whom they are or were a party to an Investment Advisory Agreement, in compliance with all requirements, if any, as to investment objectives, portfolio composition and portfolio management, the terms of the applicable Investment Advisory Agreement, written instructions from such Clients and Funds, prospectuses, registration statements, offering memorandums, board of director or trustee directives, applicable law and, to Company’s knowledge, the organizational documents of such Clients and Funds.

(g) Each Fund sponsored by Company or its Subsidiaries that is a juridical entity is duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business conducted as of the date of this Agreement, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable law.  The shares or units of each Fund sponsored by Company or its Subsidiaries (i) have been issued and sold by such Fund in compliance with applicable law, (ii) are, in the case of such public Funds only, qualified for public offering and sale by such Funds in each jurisdiction where offers are made to the extent required under applicable law and (iii) to the extent applicable, have been duly authorized and validly issued and are fully paid and non-assessable.

(h) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)     “1940 Act” shall mean the Investment Company Act of 1940, as amended.

(ii)    “Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

(iii)    “Client” means any person to which Company or any of its Subsidiaries provides investment management or investment advisory services, including any sub-advisory services, pursuant to an Investment Advisory Agreement.

(iv)    “Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) for which Company or any of its Subsidiaries acts as investment adviser, investment sub-adviser, manager, general partner or sponsor, whether or not registered or qualified for offer and sale to members of the public generally with any Governmental Entity.

(v)    “Investment Advisory Agreement” means an agreement under which Company or any of its Subsidiaries acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

3.20 Securitization Matters.  In each case except as would not reasonably be expected to have a Material Adverse Effect on Company:

(a) Each of Company and its applicable Subsidiaries and, to the knowledge of Company, each other party thereto has performed in all material respects the obligations to be performed by it under each of the Company Securitization Documents, including any required filing of any financing statements, continuation statements or amendments under the Uniform Commercial Code of each applicable jurisdiction with the appropriate filing offices.

(b) Each of the Company Securitization Interests, each series of certificates or other securities issued by any Company Securitization Trust and each of the Company Securitization Documents to which Company, any of its Subsidiaries, or any Company Securitization Trust, as the case may be, is a party, is in full force and effect and is a valid, binding and enforceable obligation of Company, such Subsidiary or any Company Securitization Trust, as the case may be, and, to the knowledge of Company, of the other parties thereto, subject to the Bankruptcy and Equity Exception.  Each Company Securitization Interest (including, without limitation, each Retained Interest) is fully paid and subject to no further assessment or obligation, other than required servicing or master servicing advances in transactions for which Company or any of its Subsidiaries serves as servicer or master servicer.

(c) All Company Securitization Documents required to be qualified under the Trust Indenture Act of 1939, as amended, have been so qualified and no Company Securitization Trust is required to be registered under the 1940 Act.  The sale of all securities issued by any Company Securitization Trust was either duly registered under, or exempt from the registration requirements of, the Securities Act.

(d) Since January 1, 2006, on a consolidated basis, Company has properly accounted for the sale of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Company or its Subsidiaries (collectively, “Loans”) under GAAP, including Statement of Financial Accounting Standards No. 140, and including in respect of the reporting of income arising from the sale of such Loans.

(e) On a consolidated basis, Company consolidates any variable interest entity as required under GAAP, including FIN 46 and FIN 46R, as in effect as of the date hereof in connection with any transaction related to a Company Securitization Trust.

(f) All reports required to be filed since January 1, 2006 with the SEC or any other Governmental Entity in connection with any offering of securities in any loan or other asset securitization transaction in which Company or any of its Subsidiaries was an issuer, sponsor or depositor (a “Company Sponsored Asset Securitization Transaction”) complied as to form in all material respects with the published rules and regulations of the SEC or such other Governmental Entity with respect thereto.  No person has failed in any respect to make the certifications required of him or her under Section 302 of the Sarbanes-Oxley Act with respect to such reports.  All assessments and attestations regarding servicing compliance required to be delivered or filed by Company or any of its Subsidiaries have been timely and accurately filed, and no material instances of noncompliance have been identified in such assessments or attestations.  Since December 28, 2007, neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Securitization Trust or their respective internal accounting controls.

(g) No event or condition exists which does now or with either notice or the passage of time would constitute a default, event of default, early redemption event, payout event, early amortization event or other similar event under any Company Securitization Document.  No Adverse Development has occurred and is continuing in connection with any Company Sponsored Asset Securitization Transaction.  No event or condition exists which constitutes a Servicer Default or other similar event permitting the termination of the servicer under any of the Company Securitization Documents (a “Servicer Default or Termination”).  The consummation of the transactions contemplated hereby (including the Merger) shall not cause the occurrence of any Adverse Development or Servicer Default or Termination.

(h) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Adverse Development” means any event or condition which is or with either notice or the passage of time would (i) constitute a breach, default, event of default, early redemption event, payout event, early amortization event or other similar event under any Company Securitization Document or (ii) trigger any requirement under any Company Securitization Document to (x) fund an increase in any form of internal credit enhancement, external credit enhancement, spread account or similar account (other than with respect to spread accounts that have already been funded), (y) draw on any such internal or external credit enhancement or account under the terms of any Company Securitization Document or (z) otherwise increase any otherwise required credit enhancement required under the Company Securitization Documents.

“Company Securitization Documents” includes each security issued by any Company Securitization Trust, and each loan sale agreement, pooling and servicing agreement, indenture, bond insurance agreement (and related policy), pool insurance agreement (and related policy), guarantee, swap or derivative contract, prospectus, offering circular, underwriting agreement, purchase agreement and each other material agreement related to any such security and each supplement, terms or pricing agreement or other agreement relating to the foregoing and each document required to be delivered in connection therewith.

“Company Securitization Interests” means any securities, any Retained Interest, any reserve account, cash collateral account, other residual or servicing interest or other ongoing obligations (in each case whether or not certificated) owned by Company or any of its Subsidiaries created pursuant to or associated with any Company Securitization Document.

“Company Securitization Trust” means any trust or other special purpose vehicle created by Company.

“Retained Interest” means any interest retained by Company or any of its Subsidiaries pursuant to the Company Securitization Documents.

“Servicer Default” means a servicer or master servicer default or similar event, as specified in the relevant pooling and servicing agreement, indenture or other Company Securitization Document, as the case may be.

(i) For purposes of this Section 3.20 and Section 3.5(c), “Subsidiary” shall include any Subsidiary of Company and, if and to the extent not otherwise included, also include each issuer, sponsor and/or depositor in each Company Sponsored Asset Securitization Transaction.

3.21 State Takeover Laws.  The Board of Directors of Company has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.22 Interested Party Transactions.  Except as set forth in the Company SEC Documents or Section 3.22 of the Company Disclosure Schedule, no event has occurred since December 28, 2007 that would be required to be reported by Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

3.23 Reorganization.  As of the date of this Agreement, Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24 Opinion.  The Board of Directors of Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Company Information.  The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) as disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Parent), Parent hereby represents and warrants to Company as follows:

4.1 Corporate Organization.  (a)  Parent is, and Merger Sub will be, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Parent has and Merger Sub will have the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  Parent is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such.  True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the “Parent Certificate”), and Bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company.

(b) Each Subsidiary of Parent (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

4.2 Capitalization.  The authorized capital stock of Parent consists of 7,500,000,000 shares of Parent Common Stock, of which, as of July 31, 2008 (the “Parent Capitalization Date”), 4,560,112,687 shares were issued and outstanding, and 100,000,000 shares of preferred stock, $0.01 par value (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, (i) 3,000,000 shares were authorized as ESOP Convertible Preferred Stock, Series C, none of which were issued and outstanding, (ii) 35,045 shares were authorized as Cumulative Redeemable Preferred Stock, Series B, 7,667 of which were issued and outstanding, (iii) 20,000,000 shares were authorized as $2.50 Cumulative Convertible Preferred Stock, Series BB, none of which were issued and outstanding, (iv) 85,100 shares were authorized as Floating Rate Non-Cumulative Preferred Stock, Series E, of which and issued 81,000 shares were issued and outstanding, (v) 34,500 shares were authorized as 6.204% Non-Cumulative Series D Preferred Stock, of which 33,000 were issued and outstanding, (vi) 7,001 were authorized as Floating Rate Non-Cumulative Preferred Stock, Series F, none of which were issued and outstanding, (vii) 8,501 were authorized as Adjustable Rate Non-Cumulative Preferred Stock, Series G, none of which were issued and outstanding, (viii) 25,300 were authorized as 6.625% Non-Cumulative Preferred Stock, Series I, 22,000 of which were issued and outstanding, (ix) 41,400 were authorized as 7.25% Non-Cumulative Preferred Stock, Series J, 41,400 of which were issued and outstanding, (x) 6,900,000 were authorized as 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, 6,900,000 of which were issued and outstanding, (xi) 240,000 were authorized as Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, 240,000 of which were issued and outstanding, (xii) 160,000 were authorized as Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, 160,000 of which were issued and outstanding, and (xiii) 124,200 were authorized as 8.20% Non-Cumulative Preferred Stock, Series H, 117,000 of which were issued and outstanding.  As of the Parent Capitalization Date, no shares of Parent Common Stock were held in Parent’s treasury.  As of the Parent Capitalization Date, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for (i) 373,427,609 shares of Parent Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or a Subsidiary of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”), (ii) 159,954 shares of Parent Common Stock reserved for issuance pursuant to a convertible note agreement (the “Convertible Note Agreement”) and (iii) 138,000,000 shares of Parent Common Stock reserved for issuance upon conversion of the 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L and (iv) 13,181,696 shares of Parent Common Stock reserved for the conversion of Countrywide Financial Corporation Series A and Series B Convertible Debentures Due 2037.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding.  As of the Parent Capitalization Date, except pursuant to this Agreement, the Parent Stock Plans, the Convertible Note Agreement, Parent’s dividend reinvestment plan and stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent.  The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3 Authority; No Violation.  (a)  Parent has and Merger Sub will have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and will be so approved in the case of Merger Sub.  The Board of Directors of Parent has determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent and its stockholders and has directed that the issuance of Parent Common Stock in connection with the Merger be submitted to Parent’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock present or represented and entitled to vote at such meeting, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Parent, enforceable against each of Parent in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent Bylaws or the certificate of incorporation or bylaws of Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals.  Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any notices to or filings with the SBA, (v) any notices or filings required under the HSR Act and the antitrust laws and regulations of any foreign jurisdiction, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement.

4.5 Reports; Regulatory Matters.

(a) Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Parent and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2006 or has pending any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries.  Since January 1, 2006, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries.  There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries.  Since January 1, 2006 there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Parent’s ordinary course of business).

(b) Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2006 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

(c) Parent has previously made available to Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since January 1, 2006 (the “Parent SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Parent to its stockholders since January 1, 2006 and prior to the date of this Agreement.  No such Parent SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c).  Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  These disclosures were made in writing by management to Parent’s auditors and audit committee, a copy of which has previously been made available to Company.  As of the date hereof, there is no reason to believe that Parent’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2007, (x) neither Parent nor any of its Subsidiaries nor, to the knowledge of the officers of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

4.7 Broker’s Fees.  Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Parent Disclosure Schedule.

4.8 Absence of Certain Changes or Events.

(a) Since June 30, 2008, no event or events have occurred that have had or would reasonably be expected to have a Material Adverse Effect on Parent.

(b) Since June 30, 2008 through and including the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9 Legal Proceedings.  (a)  Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or to which any of their assets are subject.

(b) There is no judgment, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10 Taxes and Tax Returns.  Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against.  There are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under GAAP.

4.11 Compliance with Applicable Law.  Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, law applicable to Parent or any of its Subsidiaries.

4.12 Reorganization; Approvals.  As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13 Opinion.  The Board of Directors of Parent has received the opinions of Fox-Pitt Kelton, Cochran Caronia Waller (USA) LLC and J.C. Flowers & Co.  LLC , to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to Parent.  Such opinions have not been amended or rescinded as of the date of this Agreement.

4.14 Certain Contracts.  (a)  Neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof (any such contract, arrangement, commitment or understanding, whether or not set forth in the Parent Disclosure Schedule, is referred to as a “Parent Contract.”

(b) (i) Each Company Contract is valid and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) Parent and each of its Subsidiaries and, to Parent’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Parent Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Parent or any of its Subsidiaries or, to Parent’s knowledge, any other party thereto under any such Parent Contract.  There are no disputes pending or, to Parent’s knowledge, threatened with respect to any Parent Contract.

4.15 Risk Management Instruments.  All Derivative Transactions, whether entered into for the account of Parent or any of its Subsidiaries or for the account of a customer of Parent or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are valid and binding obligations of Parent or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect.  Parent and its Subsidiaries and, to Parent’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Parent’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder

4.16 Intellectual Property.

(a) Definitions.  For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Parent IP” means all Intellectual Property owned, used, held for use or exploited by Parent or any of its Subsidiaries.

 “Licensed Parent IP” means the Intellectual Property owned by a third party that Parent or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Owned Parent IP” means the Intellectual Property that is owned by Parent or any of its Subsidiaries.

(b) Parent and its Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Parent IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting Parent’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Parent IP.

(c) The Owned Parent IP and Licensed Parent IP constitute all the Intellectual Property necessary and sufficient to conduct the businesses of Parent and its Subsidiaries as they are currently conducted, as they have been conducted since December 31, 2007.

(d) The Owned Parent IP and, to the knowledge of Parent, Licensed Parent IP, are valid, subsisting and enforceable.

(e) Neither Parent nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party.

(f) No Owned Parent IP or Licensed Parent IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.  To the knowledge of Parent, no third party has infringed, misappropriated or otherwise violated any Owned Parent IP.

4.17 Parent Information.  The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory

Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.  Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of Company, Parent or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2 Company Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in this Section 5.2 of the Company Disclosure Schedule or except as expressly contemplated or permitted by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities,  securitizations, sales of certificates of deposit and entering into repurchase agreements, participation in structured note programs and the rollover of indebtedness for borrowed money outstanding as of the date hereof from time to time as such indebtedness becomes due and payable, in each case in the ordinary course of business consistent with past practice);

(b) (i)   adjust, split, combine or reclassify any of its capital stock;

(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends on the Company Common Stock at a rate not in excess of $0.35 per share with record dates and payment dates consistent with the prior year, (B) dividends on the Company Preferred Stock, (C) dividends paid by any of the Subsidiaries of Company to Company or to any of its wholly-owned Subsidiaries, and (D) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any employee or director in connection with the exercise of stock options or stock appreciation rights or the vesting of restricted shares of (or settlement of other equity-based awards in respect of) Company Common Stock granted under a Company Stock Plan, the Company Cap Plan or a Company Deferred Equity Unit Plan, in each case in accordance with past practice and the terms of the applicable the Company Stock Plan, Company Cap Plan and related award agreements or a Company Deferred Equity Unit Plan);

(iii) grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company’s capital stock or other equity-based award with respect to shares of Company Common Stock under any of the Company Stock Plans, the Company Cap Plan or any of the Company Deferred Equity Unit Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or other securities, except pursuant to the exercise of stock options or stock appreciation rights or the settlement of other equity-based awards granted under a Company Stock Plan, the Company Cap Plan or a Company Deferred Equity Unit Plan that are outstanding as of the date of this Agreement;

(c) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of Company or its Subsidiaries (collectively, “Employees”), (ii) pay any amounts to Employees not required by any current plan or agreement (other than base salary in the ordinary course of business), (iii) become a party to, establish, amend, commence participation in, make any adjustment, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, (v) (x) hire employees in the position of Vice President or above or (y) terminate the employment of any employee in the position of Vice President or above (other than due to terminations for cause) or (vi) take any action which could reasonably be expected to give rise to a “good reason” (or any term of similar import) claim;

(d) sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any material amount of its properties or assets (including pursuant to securitizations) to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any material claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Company IP, other than grants of non-exclusive licenses pursuant to License Agreements entered into in the ordinary course of business consistent with past practice;

(g) other than in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(h) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(i) amend its charter or bylaws, or otherwise take any action to exempt any person or entity (other than Parent or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(j) (i) amend or otherwise modify, except in the ordinary course of business, or knowingly violate, in each case in any material respect, the terms of, any Company Contract, or (ii) create, renew or amend any agreement or contract or, except as may be required by applicable law, other binding obligation of Company or its Subsidiaries containing (A) any material restriction on the ability of Company or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of Company or its affiliates to engage in any type of activity or business;

(k)  commence or settle any material claim, action or proceeding;

(l) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(m) implement or adopt any material change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(n) file or amend any material Tax Return, make or change any material Tax election, or settle or compromise any material Tax liability, in each case, other than in the ordinary course of business or as required by law; or

(o) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Parent Certificate or the Parent Bylaws in a manner that would adversely affect Company, the stockholders of Company or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (c) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.  (a)  Parent and Company shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus.  Each of Parent and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Joint Proxy Statement to its stockholders.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties (including any unions, works councils or other labor organizations) and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities.  Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(c) Each of Parent and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Parent and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Parent Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information.  (a)  Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of access or a request by Company, the foregoing rights provided by this Section 6.2(a) shall be limited to information concerning Parent that is reasonably related to the prospective value of Parent Common Stock or to Parent’s ability to consummate the transactions contemplated hereby).  Neither Company nor Parent, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of September 14, 2008 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3 Stockholder Approval.  Each of Company and Parent shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable.  The Board of Directors of Company shall use its reasonable best efforts to obtain from its stockholders the stockholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement, and shall recommend such approval except to the extent expressly permitted under Section 6.10(d).  Company shall submit this Agreement to its stockholders at the stockholder meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation. The Board of Directors of Company has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Company’s stockholders for their consideration. The Board of Directors of Parent shall use its reasonable best efforts to obtain from its stockholders the stockholder vote approving the issuance of Parent Common Stock in the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the issuance of Parent Common Stock contemplated by this Agreement, and shall recommend such approval except to the extent making such recommendation would cause the Board of Directors of Parent to violate its fiduciary duties to Parent stockholders under applicable law.  Parent shall submit the stock issuance proposal to its stockholders at the stockholder meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation. The Board of Directors of Parent has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the issuance of Parent Common Stock in the Merger, on such terms and conditions, be submitted to Parent’s stockholders for their consideration.

6.4 NYSE Listing.  Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.  (a)  For the period from the Effective Time through December 31, 2009, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that were provided to such Covered Employees immediately prior to the Effective Time.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries, Parent shall (i) cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting, and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries (including, without limitation, for purposes of the Company Stock Plans, the Company Cap Plan and the Company Deferred Equity Unit Plans as assumed by Parent pursuant to Section 1.5), to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service, and (ii) with respect to any health, dental, vision or other welfare plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee, to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c) From and after the Effective Time, Parent shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof (i) with the prior written consent of Parent or (ii) as permitted pursuant to Section 5.2(c) of this Agreement, each Company Benefit Plan.

(d) Nothing in this Section 6.5 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to prohibit the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) from terminating the employment of any particular Covered Employee following the Closing Date.

(e) Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries or who is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this

Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their reasonable best efforts to defend against and respond thereto.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any indemnification agreements which are existing as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Parent pursuant to Section 6.7, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or bylaws of the Surviving Company.

(b) From and after the Effective Time, Parent shall or shall cause the Surviving Company to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Parent pursuant to Section 6.7.

(c) Parent shall cause the individuals serving as officers and directors of Company or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Company (which current amount is set forth in Section 6.6 of the Company Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7 Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.8 Advice of Changes.  Each of Parent and Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.9 Exemption from Liability Under Section 16(b).  Prior to the Effective Time, Parent and Company shall each take all such steps as may be reasonably necessary or appropriate, and the parties shall cooperate with each other as necessary, to cause any deemed disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock or any deemed acquisition of shares of Parent Common Stock by an individual who after the Merger is expected to be subject to Section 16(b) of the Exchange Act with respect to Parent, in each case in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10 No Solicitation.

(a) None of Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction.  Notwithstanding the foregoing, the Board of Directors of Company shall be permitted, prior to the meeting of Company stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.10 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Company than, those contained in the Confidentiality Agreement, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by Company, and furnish information in connection therewith (provided that the Company shall simultaneously provide to Parent any such information that was not previously provided to Parent) if and only to the extent that and so long as the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties to Company stockholders under applicable law.

As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates), directly or indirectly, acquires or would acquire more than 15% of the outstanding shares of Company or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger with Company or any of its Subsidiaries, whether from Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Company and securities of the entity surviving any merger or business combination including any of Company’s Subsidiaries) of Company or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries other than the transactions contemplated by this Agreement.

(b) Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries, other than any such request that does not relate to and would not reasonably be expected to lead to, an Alternative Proposal.  Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and a copy (if in writing) and summary of the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal.  Company shall use its best efforts to keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request.  Company shall also provide Parent 24 hours written notice before it enters into any discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a). The Company shall not enter into any confidentiality or other agreement that would impede its ability to comply with its obligations under this Section 6.10(b).

(c) Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons other than Parent who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information.

Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.  Neither Company nor the Board of Directors of Company shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Section 203 of the DGCL or any similar Takeover Statutes.

(d) Except as expressly permitted by this Section 6.10(d), neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation by the Board of Directors of Company of this Agreement and/or the Merger to Company’s stockholders, (ii) take any public action or make any public statement in connection with the meeting of Company stockholder to be held pursuant to Section 6.3 substantively inconsistent with such recommendation  or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Alternative Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Change of Recommendation”).  Notwithstanding the foregoing, the Board of Directors of Company may make a Change of Recommendation, if, and only if, each of the following conditions is satisfied:

(i) it receives an Alternative Proposal not solicited in breach of this Section 6.10 that constitutes a Superior Proposal and such Superior Proposal has not been withdrawn;

(ii) it determines in good faith (after consultation with outside legal counsel), that in light of a Superior Proposal the failure to effect such Change of Recommendation would cause it to violate its fiduciary duties to Company stockholders under applicable law;

(iii) Parent has received written notice from Company (a “Change of Recommendation Notice”) at least three business days prior to such Change of Recommendation, which notice shall (1) state expressly that Company has received an Alternative Proposal which the Board of Directors of Company has determined is a Superior Proposal and that Company intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such Alternative Proposal and a copy (if in writing) and summary of material terms of such Alternative Proposal; provided that any material amendment to the terms of such Alternative Proposal shall require a new Change of Recommendation Notice and at least two business days prior to such Change of Recommendation; and

(iv) during any such notice period, Company and its advisors have negotiated in good faith with Parent (provided that Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such Alternative Proposal would no longer constitute a Superior Proposal.

As used in this Agreement, “Superior Proposal” means any proposal made by a third party (A) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the outstanding shares of Company Common Stock or 100% of the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of Company determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable, from a financial point of view, to Company’s stockholders than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Board of Directors of Company, is reasonably capable of being obtained by such third party.

(e) Company shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other representatives) of Company or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof.  It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or its Subsidiaries shall be deemed to be a breach of this Section 6.10 by Company.

(f) Nothing contained in this Section 6.10 shall prohibit Company or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.11 Dividends.  After the date of this Agreement, each of Parent and Company shall coordinate with the other regarding the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.12 Redemption of Exchangeable Shares.  Prior to the Effective Time, the Company shall take all actions necessary to redeem, and shall redeem, the Exchangeable Shares of Merrill Lynch & Co. Canada Ltd. in accordance with the terms of such securities.

6.13 Tax Matters.  Company shall consult with Parent regarding any significant transactions or Tax Return positions reasonably expected to materially increase or affect the Company’s net operating losses or capital losses for any taxable year or period and shall, in Company’s reasonable discretion, take account of Parent’s views on such matters to the extent reasonably feasible.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Stockholder Approvals.  (i) This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been adopted by the requisite affirmative vote of the holders of Company Common Stock entitled to vote thereon, and (ii) the issuance of Parent Common Stock in the Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of Parent Common Stock entitled to vote thereon.

(b)    NYSE Listing.  The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)    Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)    No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2    Conditions to Obligations of Parent.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b)    Performance of Obligations of Company.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c)    Federal Tax Opinion.  Parent shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Parent, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Company and Parent.

(d)    Regulatory Approvals.  All approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Parent Requisite Regulatory Approvals”).

7.3    Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b)    Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c)    Federal Tax Opinion.  Company shall have received the opinion of its counsel, Shearman & Sterling LLP, in form and substance reasonably satisfactory to Company, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Company and Parent.

(d)    Regulatory Approvals.  All approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company:

(a)     by mutual consent of Company and Parent in a written instrument authorized by the Boards of Directors of Company and Parent;

(b)    by either Company or Parent, if any Governmental Entity that must grant a Parent Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c)    by either Company or Parent, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)    by either Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)    by Parent, if (i) the Board of Directors of Company shall have (A) failed to recommend in the Joint Proxy Statement the approval and adoption of this Agreement, (B) made any Change of Recommendation, (C) approved or recommended, or publicly proposed to approve or recommend, any Alternative Proposal, whether or not permitted by the terms hereof or (D) failed to recommend to Company’s stockholders that they reject any tender offer or exchange offer that constitutes an Alternative Transaction within the ten business day period specified in Rule 14e-2(a) of the Exchange Act, or (ii) Company shall have breached its obligations under Section 6.3 in any material respect;

(f)     by Company, if Parent shall have breached its obligations under Section 6.3 in any material respect;

(g)    by either Company or Parent, if the approval of Company stockholders required by Section 7.1(a) shall not have been obtained at a meeting of Company stockholders convened for purposes of approving and adopting this Agreement; or

(h)    by either Company or Parent, if the approval of Parent stockholders required by Section 7.1(a) shall not have been obtained at a meeting of Parent stockholders convened for purposes of approving the issuance of Parent Common Stock in the Merger.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination.  In the event of termination of this Agreement by either Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8 and 9.10 shall survive any termination of this Agreement, and (ii) neither Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.  Notwithstanding the foregoing, in the event of any termination of this Agreement, the Stock Option Agreement shall remain in full force and affect in accordance with its terms.

8.3    Fees and Expenses.  Except with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4    Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the respective stockholders of Company and Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company or Parent, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5    Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1    Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).  If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Parent, then Parent may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2    Standard.  No representation or warranty of Company contained in Article III or of Parent contained in Article IV shall be deemed untrue, inaccurate or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Company, or Article IV, in the case of Parent, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company or Parent, respectively (disregarding for purposes of this Section 9.2 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import).  Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.25, in the case of Company, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Company, and Section 4.8(a), in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3    Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4    Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     if to Company, to:

Merrill Lynch & Co., Inc.
4 World Financial Center
250 Vesey Street
New York, NY 10080

Attention:  Rosemary T. Berkery
Vice Chairman and General Counsel
Facsimile:  (212) 449-9336

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022

Attention:  John J. Madden
John A. Marzulli, Jr.
Scott D. Petepiece
Fax: (212) 848-7179

(b)    if to Parent, to:

Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, NC 28255

Attention: Timothy J. Mayopoulos,
Executive Vice President and General Counsel
Facsimile:  (704) 370-3515

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:  Edward D. Herlihy
Lawrence S. Makow
Nicholas G. Demmo
Fax:  (212) 403-2000

9.5    Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7    Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Stock Option Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and the Stock Option Agreement.

9.8    Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9    Publicity.  Neither Company nor Parent shall, and neither Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by Company, or Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.10  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties

(whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MERRILL LYNCH & CO., INC.

By:
Name:
Title:

BANK OF AMERICA CORPORATION

By:
Name:
Title:

Signature Page to Agreement and Plan of Merger

Exhibit A

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
CERTAIN PROVISIONS CONTAINED HEREIN AND TO
RESALE RESTRICTIONS UNDER THE
SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT, dated September 15, 2008, between MERRILL LYNCH & CO., INC., a Delaware corporation (“Issuer”), and BANK OF AMERICA CORPORATION, a Delaware corporation (“Grantee”).

W I T N E S S E T H:

WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which agreement has been executed by the parties hereto in connection with this Stock Option Agreement (the “Agreement”); and

WHEREAS, as a condition to Grantee’s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1.           (a)           Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 304,421,097 fully paid and nonassessable shares of Issuer’s Common Stock, par value $1.33 1/3 per share (“Common Stock”), at a price of $17.05 per share (the “Option Price”); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option.  The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

(b)           In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option.  Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2.           (a)           The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following such Subsequent Triggering Event.  Each of the following shall be an “Exercise Termination Event”:  (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 8.1(e) of the Merger Agreement; or (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 8.1(e) of the Merger Agreement.  The term “Holder” shall mean the holder or holders of the Option.

(b)           The term “Initial Triggering Event” shall mean any of the following events or transactions occurring after the date hereof:

(i)           Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee  Subsidiary”) or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee.  For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer (provided that this clause (y) shall not be triggered as a result of Temasek Capital (Private) Limited or its subsidiaries acquiring beneficial ownership of 10% or more of the outstanding shares of Common Stock solely as a result of their holdings of Common Stock as of the date hereof taken together with their acquisition of additional shares of Common Stock under their existing agreement to purchase Common Stock entered into with Issuer on July 28, 2008), or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

(ii)           Any event set forth in Section 8.1(e) of the Merger Agreement shall have occurred;

(iii)           Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder); provided that this clause (iii) shall not be triggered as a result of Temasek Capital (Private) Limited or its subsidiaries acquiring beneficial ownership of 10% or more of the outstanding shares of Common Stock solely as a result of their holdings of Common Stock as of the date hereof taken together with their acquisition of additional shares of Common Stock under their existing agreement to purchase Common Stock entered into with Issuer on July 28, 2008;

(iv)           Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v)           After the receipt by Issuer or its stockholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from a third party to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

(vi)           Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(c)           The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring after the date hereof:

(i)           The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

(ii)           The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

(d)           Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(e)           In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.  Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(f)           At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

(g)           At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(h)           Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended.  A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that:  (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.  In addition, such certificates shall bear any other legend as may be required by law.

(i)           Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.  Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

3.           Issuer agrees:  (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. § 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

4.           This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder.  The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged.  Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.  Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5.           In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.  In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement  governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6.           Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee.  Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions.  Grantee shall have the right to demand two such registrations.  The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder’s Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur.  Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.  If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer.  Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.  Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

7.           (a)           Immediately prior to, or after, the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately prior to the Repurchase Event (or, as requested by the Holder, after the Repurchase Event) at a price (the “Option Repurchase Price”) equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event and within 90 days of the occurrence of a Repurchase Event (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of Option Shares so designated.  The term “Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale.  In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

(b)           The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7.  Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share

Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

(c)           To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

(d)           For purposes of this Section 7, a “Repurchase Event” shall be deemed to have occurred (i) upon the consummation of an Acquisition Transaction with respect to Issuer (and not solely involving one or more subsidiaries of Issuer) (except that the percentage referred to in clause (y) of the definition thereof shall be 50%) or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock.

8.             [Intentionally Omitted]

9.             [Intentionally Omitted]

10.           The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended:  (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

11.           Issuer hereby represents and warrants to Grantee as follows:

(a)           Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated.  This Agreement has been duly and validly executed and delivered by Issuer.

(b)           Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c)           The Board of Directors of Issuer has unanimously approved this Agreement and the transactions contemplated hereby (including by reserving shares for issuance of shares of Common Stock on exercise of the Option) and taken any other action as required to render inapplicable to such agreement and transactions Section 203 of the Delaware General Corporation Law and, to the knowledge of Issuer, any similar Takeover Statutes.

12.           Grantee hereby represents and warrants to Issuer that:

(a)           Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee.  This Agreement has been duly executed and delivered by Grantee.

(b)           The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

13.           Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf, or (iv) any other manner approved by the Federal Reserve Board.

14.           Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

15.           [Intentionally Omitted]

16.           (a)           Notwithstanding any other provision of this Agreement, in no event shall the Grantee’s Total Profit (as hereinafter defined) exceed $2 billion and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee’s actually realized Total Profit shall not exceed $2 billion after taking into account the foregoing actions.

(b)           Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would result in a Notional Total Profit (as defined below) of more than $2 billion.

(c)           As used herein, the term “Total Profit” shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer’s repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer’s repurchase of Option Shares pursuant to Section 7, less (y) the Grantee’s purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee’s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

(d)           As used herein, the term “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

17.           The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

18.           If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.  If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

19.           All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

20.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or state law apply).

21.           This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

22.           Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

23.           Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

24.           Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

MERRILL LYNCH & CO., INC.
(Issuer)

By:
Name:	John A. Thain
Title:	Chairman and Chief Executive Officer

BANK OF AMERICA CORPORATION
(Grantee)

By:
Name:	Kenneth D. Lewis
Title:	Chairman and Chief Executive Officer

Signature Page to Stock Option Agreement

Exhibit B

Immediately prior to the Effective Time, the Company Certificate shall be amended as follows:

(1)  Section 5 of the Certificate of Designations of the 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 2 and Section 5 of the Certificate of Designations of the 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 3 shall each be amended to provide that (a) each share of such series of Company Preferred Stock shall vote together as a single class with the shares of Company Common Stock on all matters presented for a vote of the holders of Company Common Stock, and (b) each such share shall be entitled to 600 votes.

At the Effective Time, the Company Certificate shall be amended as follows:

(1)  Section 2B.(b) of Article IV of the Company Certificate shall be amended to provide that, effective as of the Effective Time, each holder of Company Common Stock shall be entitled to 250,000 votes for each share thereof held by such holder.

(2)  Section 1 of Article XI of the Company Certificate shall be amended to provide that, effective as of the Effective Time, holders of Company Common Stock may take action without a meeting by written consent of the holders of 80% of the shares of Company Common Stock outstanding and entitled to vote.